EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the 15th day of February, 2006 with an effective date of the 11th day of April, 2006, by and between INTRALASE CORP., a Delaware corporation (the “Company”) and ROBERT PALMISANO (hereinafter “Executive”).

W I T N E S S E T H:

In consideration of the mutual covenants and obligations herein set forth, the parties hereto agree as follows:

1. Engagement; Nature of Duties; Reporting. The Company has engaged Executive, for the period hereinafter set forth, to serve as and hold the offices of Chief Executive Officer and President of the Company, and to perform the duties and exercise the powers of such offices as currently provided in the Bylaws of the Company. Executive has agreed to serve in such capacity and to continue to serve hereunder and to do and perform the services, acts, or things necessary to carry out the duties of such offices, and such other duties, not inconsistent with such office and Executive’s positions as Chief Executive Officer and President of the Company, as the Company and Executive may mutually agree. Executive shall report only to the Board of Directors of the Company.

2. Term. The term of employment pursuant to this Agreement shall be for a period of three years commencing on the date hereof through and including April 10, 2009, unless sooner terminated in accordance with the provisions hereof.

3. Performance of Duties. Executive shall devote such time and attention to Executive’s duties as may be reasonably necessary to perform and carry out such duties. Except for such activities and other business dealings as do not, in the reasonable judgement of the Board of Directors of the Company, unreasonably interfere with the performance of Executive’s duties hereunder, Executive’s services shall be exclusive to the Company during the term hereof, and Executive shall not accept any other employment or position, of any nature, without the prior written consent of Company.

Except as otherwise provided for herein, Executive shall perform his duties hereunder primarily in the Company’s principal executive offices in Irvine, California, or where otherwise relocated in Orange County, and shall, other than customary travel incident to performance of his duties hereunder, not be required to perform such duties at any other location.

4. Compensation.

(a) Base Salary. The Company shall pay to Executive a base salary in the amount of Four Hundred Seventy Two Thousand Five Hundred Dollars ($472,500) per year. Such base salary shall be payable in periodic installments in accordance with the Company’s prevailing policy for compensating personnel, but not less often than semi-monthly. Executive’s base salary will be reviewed and be subject to adjustment, on an annual basis, in good faith by the Board of Directors of the Company; provided, however, such base salary may not be reduced without Executive’s consent.

(b) Annual Bonus. In addition to the foregoing base salary and any and all other compensation, profit-sharing participation, benefits, bonuses or other amounts due to or receivable by Executive pursuant to this Agreement or any plan or program maintained by the Company, Executive shall be eligible to receive an annual cash bonus in an amount of up to seventy five percent (75%) of Executive’s then-current base salary. Such annual bonus will be paid to Executive based upon the performance of the Company against the goals set by the Board of Directors in advance and agreed upon by Executive, for each fiscal year of the Company. The foregoing bonus shall be payable within ninety (90) days following the end of the Company’s fiscal year. In the event that this Agreement expires or is terminated (other than a termination by the Company for Good Cause, as defined below, or voluntary termination by Executive) prior to the end of any fiscal year, Executive shall be entitled to a bonus, proportional to the annual bonus which would have been achievable by Executive for such fiscal year, payable within sixty (60) days following the effective date of such expiration or termination, provided the Company’s actual performance equals or exceeds the agreed upon goals on a year to date basis for the period from the end of the prior fiscal year through the effective date of such expiration or termination.

(c) Withholding. Executive acknowledges and agrees that the Company may withhold from any amounts payable under this Agreement any amounts required to be so withheld pursuant to applicable state or federal law, or the regulations of any state or federal governmental unit or taxing authority.

5. Stock Options. Executive shall be eligible to receive annual option grants in accordance with the Company’s policies and procedures. Any unvested options held by the Executive shall vest in full and become immediately exercisable upon a Change of Control.

6. Expense Reimbursement; Housing; Automobile Payments.

(a) Expense Reimbursement. The services required of Executive by this Agreement shall include the responsibility and duty of entertaining business associates and others with whom the Company is, desires to be, or may become engaged in business or with whom it seeks, now or in the future, to develop or expand business relationships, or with whom it is otherwise to the benefit of the Company to establish or maintain communications. It may also be necessary for Executive to travel from time to time on behalf of and for the benefit of the Company, or in furtherance of the Company’s business. It is Company’s belief that the performance of the Executive’s duties in such travel and entertainment activities will be productive of the maximum benefits which the Company expects to derive from Executive’s services. Accordingly, the Company shall pay, or if Executive shall have paid, shall reimburse to Executive, any and all expenses incurred by him or for his account in the performance of his duties hereunder, including all expenses for business, entertainment, promotion, professional association dues and travel by Executive, subject only to Executive providing appropriate documentation for such expenses, and to any written policies of the Company regarding executive expense reimbursement adopted and approved by the Board of Directors.

(b) Housing. During the term of this Agreement, the Company will pay rent for an apartment in Orange County, California for Executive in an amount not to exceed Four Thousand One Hundred Eighty Dollars ($4,180) per month plus any reasonable future rent increases imposed by the landlord for such apartment from time to time after the effective date hereof. To the extent that such rental payments are subject to income taxes payable by Executive, the Company shall, for each tax year of Executive in which such payments are made or deemed made, pay Executive an amount to reimburse Executive for such income taxes for such tax year, on a gross-up basis.

(c) Automobile Payments. During the term of this Agreement, the Company shall pay on behalf of Executive up to One Thousand Dollars ($1,000.00) per month, in connection with Executive’s leasing or purchase of an automobile.

7. Medical and Life Insurance; Pension Benefits. Executive shall have the right to participate in any and all group, life, disability income, health, dental or accident insurance programs applicable to other executive management personnel of the Company, and in effect at any time during the period of Executive’s employment hereunder, subject only to any eligibility restrictions of such programs. The Company shall pay all premiums for Executive, and Executive’s spouse and dependents, for full coverage under all such health insurance programs. Executive shall also have the right to participate in any and all employee retirement benefits plan or profit-sharing plan which the Company maintains for its personnel, and in effect at any time during the period of Executive’s employment hereunder, on a basis at least as favorable as for any other executive management personnel of the Company, subject only to any eligibility restrictions of such plans. In the event that, as a result of any eligibility restrictions of any such plans or programs, Executive is not permitted to participate in any such plan or program, then the Company shall, at Executive’s option, provide Executive with equivalent benefits to those which would be available to Executive under such plan or program, at the Company’s sole cost and expense.

8. Vacation. During each calendar year of the term of employment as provided in Section 2 hereof, and thereafter, so long as, Executive continues in the employment of the Company, Executive shall be entitled to a vacation of up to four (4) weeks, without deduction of salary. Such vacation shall be taken at such time or times during the applicable year as may be mutually determined by Executive and the Company. Any additional vacation period shall be determined by the Company consistent with the general customs and practices of the Company applicable to its executive management personnel. Any accrued and unused vacation as of April 1 of any year during the term hereof may, at the discretion of Executive, either be paid in cash or carried over to the following year; provided, however, that Executive may not carry over more than two weeks of vacation.

9. Termination.

(a) Termination for Good Cause. This Agreement may be terminated by the Company for Good Cause. As used herein, “Good Cause” shall mean:

1. Executive’s conviction of a felony or similar crime causing material harm to the standing and reputation of the Company; or

2. Executive makes an intentional and improper disclosure of the Company’s confidential or proprietary information in breach of Executive’s confidentiality agreement with the Company.

(b) Termination Following Change of Control. This Agreement may be terminated by the Company or Executive following a Change of Control. As used herein, “Change of Control” shall mean:

1. The sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; or

2. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any currently existing shareholder, becoming the “beneficial owner” (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities but in no event shall the completion of an offering of the Company’s Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission in the Company’s initial public offering constitute a Change of Control; or

3. A merger or consolidation of the Company with any other corporation or entity not affiliated with any currently existing shareholder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

4. The liquidation or winding up of the business of the Company.

(c) Termination for Good Reason. Executive shall have the right to terminate this Agreement for Good Reason. As used herein, “Good Reason” shall mean:

1. A material reduction or adverse change in Executive’s title, position, duties or compensation as Chief Executive Officer and President, as set forth herein, without Executive’s prior express written consent; or

2. Any other material breach by the Company of its obligations hereunder, which breach remains uncured for thirty (30) days following written notice to the Company of such breach, which notice specifies in reasonable detail the nature of such breach.

A termination by Executive of his employment hereunder for “Good Reason” or following a “Change of Control” shall be the equivalent of, and shall have the same effect hereunder as, a termination of such employment by the Company without “Good Cause.”

(d) Termination Upon Death or Permanent Disability. In addition, this Agreement shall automatically terminate upon Executive’s death or permanent disability. As used herein, “permanent disability” shall mean Executive’s complete inability to perform Executive’s duties hereunder, as determined by Executive’s physician, which inability continues for more than one hundred eighty (180) consecutive days; provided, however, that in the event any disability income policy maintained by the Company pursuant to Section 7 hereof contains a definition of “permanent disability” which requires a greater period of continuous inability to perform services, such definition shall control.

10. Severance.

(a) General Severance. In the event that this Agreement is terminated by the Company for any reason other than for “Good Cause” as defined above, expressly or this Agreement is terminated by Executive for “Good Reason,” but excluding a termination by the Company following a “Change of Control,” Executive shall be entitled to receive, in addition to the amount of any accrued and unpaid salary then due to Executive, and the value of any accrued and unused vacation, the following additional amounts:

1. Continuation of base salary payments at the Executive’s then-current base salary for two years (the “Severance Period”). Such continuation of base salary shall be paid monthly on a pro rata basis.

2. If the Company has achieved or exceeded its agreed upon goals to date, as of the date of such termination, Executive shall also receive a pro rated bonus, as provided in Section 4(b) hereof.

3. So long as Executive elects continuation coverage under COBRA the Company shall pay the premiums for the Severance Period.

(b) Change of Control Severance. In the event that this Agreement is terminated by the Company following a “Change of Control,” Executive shall be entitled to receive, in addition to the amount of any accrued and unpaid salary then due to Executive, and the value of any accrued and unused vacation, the following additional amounts:

1. Continuation of base salary payments at the Executive’s then-current base salary for three years (the “Change of Control Severance Period”). Such continuation of base salary shall be paid monthly on a pro rata basis.

2. Payment at the time of Change of Control of the full amount of Executive’s potential bonus, as provided in Section 4(b) above, for three years.

3. So long as Executive elects continuation coverage under COBRA the Company shall pay the premiums for the Change of Control Severance Period.

(c) Mitigation. The Company expressly agrees and acknowledges that, with respect to such payments and other consideration, Executive shall have no duty or obligation to seek or accept other employment, or otherwise mitigate Executive’s damages resulting from such termination.

(d) Voluntary Termination. In the event Executive voluntarily terminates this Agreement, then Executive shall be entitled to receive accrued, but unpaid salary and accrued vacation pay, but no other amounts.

11. Confidential Information. Executive acknowledges that he will have access to certain confidential or proprietary information of the Company, including information developed by Executive in the course of his employment. Executive expressly acknowledges and agrees that such confidential or proprietary information is solely the property of the Company, and that the Company derives material benefits to its business by maintaining the confidentiality of such information.

Executive expressly agrees that he will not, during the term hereof or at any time thereafter, directly or indirectly, disclose or use for his own benefit any confidential or proprietary information of the Company, except, only, (i) to the extent required by valid legal process, such as civil discovery, (ii) with the prior express written consent of the Company, or (iii) to the extent such information has become known or available to the public other than as a result of a breach of this Section 11 by Executive. If requested by the Company, Executive agrees to execute and deliver a confidentiality and/or invention assignment agreement, not inconsistent with this Section 11.

12. Notices. Any and all notices which are required or permitted to be given by any party to any other party hereunder shall be given in writing, sent by registered or certified mail, electronic communications (including telegram, facsimile or e-mail) followed by a confirmation letter sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or messenger service, with the charges therefor prepaid, addressed to such party as follows:

(a)	Notices to Executive:

Robert Palmisano

_________________

________________________, ___ _____

With copy to:

___________________

___________________

___________________

___________________

(b)	Notices to the Company:

INTRALASE CORP.

9701 Jeronimo

Irvine, CA 92618

Attn: Chief Financial Officer

With copy to:

Bruce Feuchter

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660-6441

or to such other address as the parties shall from time to time give notice of in accordance with this Section 12. Notices sent in accordance with this Section 12 shall be deemed effective (i) the first business day following the date of dispatch, if sent by telegram, facsimile or e-mail, and (ii) the actual date of delivery, if sent by registered or certified mail, and an affidavit of mailing or dispatch, executed under penalty of perjury, shall be deemed presumptive evidence of the date of dispatch.

13. Entire Agreement and Modifications. This Agreement, including the exhibits hereto and the agreements expressly referred to herein, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no warranties, representations or other agreements between the parties, in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and executed by the party thereto to be bound which expressly states that such writing amends this Agreement.

14. Waivers. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

15. Survival of Agreement Provisions. All terms, conditions, provisions, covenants, agreements, representations and warranties made herein shall survive the performance by the parties hereto of their obligations hereunder, and the termination or expiration of this Agreement.

16. Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgement rendered by any court or arbitrator or panel of arbitrators of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal, or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement.

17. Headings. The headings of the Articles and Sections contained in this Agreement are included herein for reference purposes only, solely for the convenience of the parties hereto, and shall not in any way be deemed to affect the meaning, interpretation or applicability of this Agreement or any term, condition or provision hereof.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.

19. Arbitration. The parties hereby agree that all disputes or claims arising hereunder shall be submitted to arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties expressly agree and acknowledge that any award rendered in such arbitration shall be final, binding and conclusive, and judgement may be entered in any court of competent jurisdiction upon any such award. Notwithstanding the foregoing, in the event of an actual or threatened breach of Section 11 hereof, the Company shall be entitled to injunctive relief to enjoin or prevent such breach.

20. Attorneys’ Fees. In the event that any party to this Agreement shall commence any arbitration or other proceeding to interpret this Agreement, or determine or enforce any right or obligation created hereby, including but not limited to any action for rescission of this Agreement or for a determination that this Agreement is void or ineffective ab initio, the prevailing party in such arbitration or other proceeding shall recover such party’s costs and expenses incurred in connection therewith, including attorney’s fees and costs of appeal, if any. Any arbitrator or panel of arbitrators shall, in making any award in any such arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such award such party’s costs and expenses as provided in this Section 20.

21. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any or all of such counterparts may be executed within or outside the State of California. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Agreement, and no party shall be required to produce an original or all of such counterparts in making such proof. A binding and valid signature by Executive or the Company may be submitted by facsimile.

22. Covenant of Further Assurances. All parties to this Agreement shall, upon request, perform any and all acts and execute and deliver any and all certificates, instruments and other documents that may be necessary or appropriate to carry out any of the terms, conditions and provisions hereof or to carry out the intent of this Agreement.

23. Authorization to Work. Executive hereby represents and warrants to the Company, which representation and warranty Executive acknowledges constituted a material inducement to the Company to enter into this Agreement, that Executive has authorization to work in the United States, and shall, at the request of the Company, provide documentation of such authorization as provided in the Immigration Reform and Control Act of 1986, and the regulations thereunder.

24. Binding Effect. Subject to the restrictions in Section 29 hereof respecting assignments, this Agreement shall inure to the benefit of and be binding upon all of the parties hereto and their respective executors, administrators, successors and permitted assigns.

25. Compliance with Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is a conflict between any term, condition or provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the term, condition or provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, provided that such construction is consistent with the intent of the parties as expressed in this Agreement.

26. Gender. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates.

27. No Third Party Benefit. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person who is not a party to this Agreement.

28. Construction; Representation by Counsel. The parties hereby represent that they have each been advised by independent counsel with respect to their rights and obligations hereunder. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

29. Assignment. Neither party may assign this Agreement, or any rights hereunder, without the prior express consent of the other party.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“Company”

INTRALASE CORP., a Delaware corporation

By:
Its:

“Executive”

Robert Palmisano